Two Rivers Completes Financing and Expands Irrigated Farmland Portfolio by 2,500 Acres

DENVER – August 24, 2011   Two Rivers Water Company (OTC QB: TURV) (http://www.2riverswater.com), a company focused on acquiring and developing water rights and irrigated farming assets in the western United States, announced today it has completed its most recent capital raise of $5,250,000 which enables Two Rivers to close the purchase and development of an additional 2,500 acres of high yield irrigated farmland in Huerfano and Pueblo Counties in Colorado.

“In the last two years, we have positioned ourselves to aggressively expand our irrigated farmland and water rights portfolio,” said CEO John McKowen. “Last year, we test-farmed 500 acres with great success inside our two river basin in southern Colorado.  With the completion of this capital raise, we’ll expand our farmland portfolio to 4,700 gross acres and 3,000 net irrigated acres.  The acquisition and development of land at this pace is significantly ahead of our original projections.  By purchasing this acreage, and re-directing and concentrating water to the point where high-yield crops can be grown effectively, we are substantially adding value to our assets.  We believe our company is positioned to participate in all three booms that are currently occurring: food, water and farmland.”

“When we began the development of Two Rivers over two years ago, people did not totally understand what we were trying to accomplish.  They asked why would anyone want to purchase water infrastructure and restore it so we could begin re-irrigating previously irrigated farmland?  With a collapsing US Dollar and corn over $7.00 a bushel, people are beginning to understand our reasoning.  In these difficult times, investors are looking for certainty and a hedge against US Dollar inflation.  High yield irrigated farmland and associated water rights provide investors with that certainty and that hedge.  We believe we have a fairly unique concept that profitably integrates the relationship between water resources and irrigated farming.  We make our assets worth more than the acquisition costs by re-aggregating disbursed water and land assets back onto the originally decreed integrated system.”

Two Rivers purchased 91% of the Huerfano Cucharas Irrigation Company in 2010.  It added the Orlando Reservoir and associated water rights to its water rights portfolio in February of 2011.  Two Rivers expects to continue to add to its water rights portfolio to support its agricultural operations in Huerfano and Pueblo Counties.  Two Rivers has the ability to store in excess of 70,000 acre-feet of water when its reservoirs and canals systems are fully restored.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

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Two Rivers Water Company – 2000 South Colorado Blvd. Annex Bldg 420 – Denver, CO 80222
For further information about Two Rivers Water Company please visit our web site: www.2riverswater.com